Exhibit (10.1)

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (the "Agreement") is made between Eastman Kodak Sàrl, Route de Crassier 21, 1262 Eysins, Switzerland (the "Employer") and Philip Cullimore, (the "Employee") and sets all the understandings and mutual Agreement between the parties.

RECITALS

WHEREAS, the Employee is employed by the Employer since January 1, 2011;

WHEREAS, the Employee was covered by an employment contract, which was modified by an addendum effective January 1, 2013, and was amended by Amendment No. 1 dated September 9, 2013, and which expired on September 3, 2016 (the “Employment Contract”);

WHEREAS, the Employer and the Employee entered into a retention agreement dated May 24, 2016 (the “Retention Agreement”), which extended the Employee’s existing severance terms under the Employment Contract; and

WHEREAS, the Employer has decided to conclude and terminate the Employee’s employment relationship with the Company in accordance with the terms and conditions contained herein in satisfaction of the Retention Agreement.

NOW THEREFORE, in consideration of the mutual covenants and Agreements set forth hereinafter, the parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.

The Employee's employment with the Company and any subsidiaries and affiliated entities terminated on April 30, 2017 (the “Separation Date") independently of legal term of notice. The parties agree that, for purposes of the Retention Agreement, the Employee's termination of employment will be treated as a termination by the Employer without Cause.

2.

The Employer agrees to pay to the Employee, in one lump sum, the gross amount of CHF 810,000, less all applicable taxes and withholding deductions, as required by law, as severance in satisfaction of the Severance Payments provided for under the Retention Agreement and in consideration for the execution of this Agreement. The payment of the severance will be made by the Employer in the payroll cycle following the Separation Date as long as the Company has received an executed copy of this Agreement, which includes the waiver and release required by the Retention Agreement.

3.	The Employer will not pay for any accrued but unused vacation earned up to and including the Separation Date.

4.

The Restricted Stock Awards (RSUs) and Non-Qualified Stock Options (NQSOs) already granted to the Employee will continue to vest and remain exercisable according to the terms of the applicable award, in each case without any regard to any continued employment condition, in satisfaction of the Continued Vesting benefit provided under the Retention Agreement.

5.	Any unreimbursed business expenses to which the Employee is entitled to under the Employer’s expense reimbursement policy will be reimbursed to the Employee.

6.

Upon the Separation Date, the Employee shall return to the Employer all files, records, credit cards, keys, equipment, and all other Company property or documents maintained by the Employee for the Company's use or benefit.

7.	The Employee will not be covered by the Company's standard relocation and housing assistance programs.

8.

The Employer will manage and coordinate with the Employee all benefits elements linked to his departure like pension plan exit process, insurance coverage, etc. A reference letter will be provided as requested by Swiss law.

9.

The Employee acknowledges and agrees that he knowingly and voluntarily enters into this Agreement with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Agreement.

10.

Each of the parties represent and warrant to the other that they have the capacity and authority to enter into this Agreement and be bound by its terms and that, when executed, this Agreement will constitute a valid and binding Agreement of such party enforceable against such party in accordance with its terms.

11.

The Employee agrees that he will remain strictly bound to his duty of business confidentiality according to Art. 321 of the Swiss Code of Obligations and to the post-termination restrictions, as agreed in the Employment Contract and the Employee’s Eastman Kodak Company Employee’s Agreement.

12.

For the twelve (12) month period following the “Separation Date”, (i) the Employee will not, and will cause his relatives, agents, and representatives to not, knowingly disparage or make any derogatory statements regarding the Company, its directors, or its officers, and (ii) the Company will not knowingly disparage or make any derogatory statements regarding the Employee.

13.

The Employee agrees that, upon written request of the Company, he will make himself reasonably available, taking into account his other business and personal commitments, to cooperate with the Company with respect to transition matters. The Employee shall not be required to provide more than ten (10) full calendar days per year of cooperation to the Company. The Employee shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for his reasonable out-of-pocket expenses for such cooperation (including travel costs and reasonable legal fees to the extent the Employee reasonably believes that separate representation is warranted and obtains the Company's consent in writing, which consent shall not be unreasonably withheld). The Employee will not receive any pay for hours of contribution.

14.

The Employee agrees to keep the existence and content of this Agreement confidential, except that he shall review it with his supervisor, attorney, financial advisor, spouse, and/or any designee. Prior to any such disclosure, the Employee agrees to advise these individuals of the confidential nature of this Agreement and the facts giving rise to it as well as their obligations to maintain the confidentiality of this Agreement and the facts giving rise to it.

15.	The Employee hereby acknowledges that Employer makes no representations with respect to the tax consequences of the compensation arrangements described in this Agreement.

16.

The Employee irrevocably and unconditionally releases and forever discharges the Company and/or its affiliates, including without limitation their directors, officers, executives, partners, stakeholders, agents, attorneys, insurers and employees, past and present, and each of them, from any and all claims (including but not limited to potential claims regarding benefits, overtime, vacation, pension, social security or bonus) in full and final settlement of any rights or obligations that may exist on the date hereof or at any time hereafter, including in particular in connection with or arising out of the Employment Contract and/or the termination thereof.

17.	By executing this Agreement, neither the Employer nor the Employee admits any wrongdoing whatsoever or any liability to the other, except for the obligations explicitly set forth herein.

18.	This Agreement shall be governed by Swiss law. Disputes arising under this Agreement shall be subject to the competent courts of the canton of Vaud.

Done in 2 original copies.

For the EmployerFor the Employee

Date: 24th April 2017Date: 20th April 2017

Signature:Signature:

/s/ Cendrine Saugy                                                    /s/ Philip Cullimore

Cendrine SaugyPhilip Cullimore

HR Manager